Exhibit 10.26

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of October 22, 2019 (the “Effective Date”), by and between Clearside Biomedical, Inc., a Delaware corporation having a place of business at 900 North Point Parkway, Suite 200, Alpharetta, GA 30005, United States of America (“Clearside”), and Bausch Health Ireland Limited, an Irish company having an office at 3013 Lake Drive, Citywest Business Campus, Dublin, Ireland (“Bausch Health”). Clearside and Bausch Health are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Clearside is a biopharmaceutical company and owns or controls rights to certain suprachoroidal injection technology;

Whereas, Bausch Health wishes to obtain an exclusive license from Clearside to develop, manufacture, have manufactured, distribute, promote, market, and otherwise commercialize Products in the Field in the Territory (each as defined herein), and Clearside is willing to grant such a license to Bausch Health for the Territory, all in accordance with the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, have the respective meanings set forth below:

1.1“Additional Clearside Development Work” has the meaning set forth in Section 4.1(a).

1.2“Additional Clearside Regulatory Matters” has the meaning set forth in Section 5.1.

1.3“Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered treatment using a Product, whether or not considered related to Products, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of Products.

1.4“Affiliate” means, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party. As used in this Section 1.4, “control” (and, with correlative meanings, the terms “controlled by” and “under common control

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

with”) means, in the case of a corporation, the ownership of fifty percent (50%) or more of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint fifty percent (50%) or more of the members of the governing body of the party or, where ownership of fifty percent (50%) or more of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted.

1.5“Agreement” has the meaning set forth in the preamble.

1.6“Alliance Manager” has the meaning set forth in Section 3.3.

1.7“Anti-Corruption Laws” means local and other anti-corruption laws (including the provisions of the U.S. Foreign Corrupt Practices Act).

1.8“Applicable Laws” means all laws, statutes, ordinances, regulations, rules, or orders of any Governmental Authority of any federal, national, multinational, state, provincial, county, city, or other political subdivision, that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.9“Approval Payment” has the meaning set forth in Section 8.1(b).

1.10“Assigned Improvements” has the meaning set forth in Section 12.1(b).

1.11“Bankruptcy Code” has the meaning set forth in Section 2.4.

1.12“Bausch Health” has the meaning set forth in the preamble.

1.13“Bausch Health IP” means the Know-How and Patents that (a) are created by or on behalf of Bausch Health or its Affiliates or Sublicensees in the course of performing Development, Manufacturing or Commercialization activities under the Agreement during the Term of the Agreement and are Controlled by Bausch Health or its Affiliates, and (b) are necessary or useful to research, develop, make, use, sell, offer for sale, import or otherwise exploit the Device or a Product. Bausch Health IP includes Bausch Health’s interest in any Joint Patent or Joint Inventions.

1.14“Bausch Health Indemnitees” has the meaning set forth in Section 11.2.

1.15“BH Parent” means Bausch Health Companies Inc., a British Columbia corporation having an office at 2150 St. Elzear Blvd. West, Laval, Quebec H7L 4A8, Canada.

1.16“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Atlanta, Georgia, United States or Dublin, Ireland are authorized or obligated by Applicable Law to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.17“Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

except that the first Calendar Quarter will commence on the Effective Date and the last Calendar Quarter will end upon the end of the Term.

1.18“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, except that the first Calendar Year will commence on the Effective Date and the last Calendar Year will end upon the end of the Term.

1.19“Change of Control” means, with respect to Clearside: (a) the sale of all or substantially all of its assets or all of its assets relating to the Device or the XIPERE Product; (b) a merger, reorganization or consolidation involving Clearside in which the holders of the voting securities of Clearside outstanding immediately prior thereto cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such merger, reorganization or consolidation; or (c) a transaction in which an entity or individual, group of entities, or individuals acting in concert acquire, directly or indirectly, more than fifty percent (50%) of the voting equity securities of Clearside.

1.20“Clearside” has the meaning set forth in the preamble.

1.21“Clearside Indemnitees” has the meaning set forth in Section 11.1.

1.22“Clinical Trial” shall mean a study in which human subjects or patients are dosed with a drug, whether approved or investigational, including any phase I clinical trial, phase II clinical trial, phase III clinical trial, or any study required to be conducted following Regulatory Approval as a condition to maintaining such approval.

1.23“CMO Agreements” has the meaning set forth in Section 6.1(a).

1.24“Commercialization” or “Commercialize” means any activities directed to obtaining pricing or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, selling, or using a product (including establishing the price for and booking sales for such product). When used as a verb, “Commercialize” means to engage in Commercialization.

1.25“Commercial Readiness” means the date on which [***].

1.26“Commercial Readiness Payment” has the meaning set forth in Section 8.1(b).

1.27“Commercially Reasonable Efforts” [***].

1.28“Competing Program” has the meaning set forth in Section 2.6.

1.29“Confidential Information” means all information of the Disclosing Party or its Affiliates, regardless of its form or medium as provided to the Receiving Party or its Affiliates in connection with this Agreement; provided that, Confidential Information excludes any information that the Receiving Party can show by competent evidence: (a) is already known to the Receiving Party at the time it is disclosed to the Receiving Party by the Disclosing Party without an obligation of confidentiality and not through a prior disclosure by the Disclosing Party, (b) is or becomes generally known to the public through no act or omission of the Receiving Party in violation of

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the terms of this Agreement, (c) has been lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party, or (d) has been independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

1.30“Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant to the other Party a license, sublicense, access, or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.31“Cover”, “Covering”, or “Covered” with respect to a product, technology, process, or method, means that, but for a license granted to a person under a Valid Claim of a Patent under which such license is granted, the Development, Manufacture, Commercialization and/or other use of such product or the practice of such technology, process, or method, by such person would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.32“Development” or “Develop” means, with respect to a product, preclinical and clinical drug or device development activities, including the conduct of Clinical Trials, test method development and stability testing, toxicology, formulation and delivery system development, process development, Manufacturing scale-up, development-stage Manufacturing, quality assurance or quality control procedure development and performance with respect to preclinical or clinical materials, statistical analysis and report writing, regulatory affairs, and all other pre-Regulatory Approval activities. When used as a verb, “Develop” means to engage in Development.

1.33“Development Plan” has the meaning set forth in Section 4.5.

1.34“Device” means Clearside’s proprietary medical device containing a microinjection needle for the administration of one or more active pharmaceutical ingredients to the suprachoroidal space having the specifications set forth on Exhibit 1.34 and any and all improvements and enhancements thereof made by or on behalf of, or otherwise Controlled by, Clearside or its Affiliates.

1.35“Device Master File” means Clearside’s device master file number [***].

1.36“Disclosing Party” has the meaning set forth in Section 9.1(a).

1.37“Dispute” has the meaning set forth in Section 14.1.

1.38“Dollars” means U.S. dollars, and “$” will be interpreted accordingly.

1.39“Effective Date” has the meaning set forth in the preamble.

1.40“Emory Agreement” means that certain License Agreement between Emory University and The Georgia Tech Research Corporation, on the one hand (“Emory”), and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Clearside on the other hand, effective as of July 4, 2012, as amended April 2, 2014, December 2, 2016 and April 1, 2018, and as further amended from time to time in accordance with Section 10.4.

1.41“Excess Amount” has the meaning set forth in Section 8.7.

1.42“Executive Officers” has the meaning set forth in Section 14.3.

1.43“FD&C Act” means that federal statute entitled the Federal Food, Drug, and Cosmetic Act and enacted in 1938 as Public Law 75-717, as such may have been amended, and which is contained in Title 21 of the C.F.R. Section 301 et seq.

1.44 “FDA” means the U.S. Food and Drug Administration and successor agency or authority thereto having substantially the same function.

1.45“Field” means the cure, treatment, prophylaxis, palliation, diagnosis, and prevention of conditions, disorders and diseases in the field of ophthalmology in humans and animals, including, but not limited to, non-infectious uveitis.

1.46“First Commercial Sale” means, with respect to a Product, the first arm’s length sale of such Product to a Third Party in a region of the Territory by Bausch Health, its Affiliates or Sublicensees for use or consumption in such region following Regulatory Approval. Sales or transfers of reasonable quantities of Product for indigent or similar public support or compassionate use programs are not considered a First Commercial Sale.

1.47“GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.48“Generic Product” means, with respect to a Product in a particular regulatory jurisdiction, on a Product-by-Product and country-by-country basis, any pharmaceutical product (other than the Product itself) that (a) is approved by the Regulatory Authority in such country for at least one indication for which such Product obtained Regulatory Approval from the applicable Regulatory Authority in such jurisdiction (i) through an abbreviated new drug application as defined in 21 U.S.C. 355(j) (or equivalent outside the United States) or (ii) as an A-rated therapeutically equivalent product (or the foreign equivalent thereof), including pursuant to an application under 21 U.S.C. 355(b)(2) (or the foreign equivalent thereof); and (b) is sold in such jurisdiction by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included any of Bausch Health or its Affiliates or Sublicensees).

1.49“Global Brand Elements” has the meaning set forth in Section 7.4.

1.50“Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority, or any political subdivision thereof, or any association of countries.

1.51“Health Canada” means the department of the government of Canada with responsibility for national public health and any successor agency thereto.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.52“Incremental Withholding Taxes” has the meaning set forth in Section 8.7.

1.53“Indemnifying Party” has the meaning set forth in Section 11.3(a).

1.54“Indemnitee” has the meaning set forth in Section 11.3(a).

1.55“Interim Supply” means [***] units of XIPERE Product or such other amount as mutually agreed to by the Parties pursuant to the terms of the Supply Agreement.

1.56“Invention” means any inventions, process, method, data, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented or generated as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, Sublicensees, agents or contractors, including all rights, title and interest in and to the intellectual property rights therein. Clearside’s Inventions include any Assigned Improvements.

1.57“Joint Inventions” has the meaning set forth in Section 12.1(a).

1.58“Joint Patents” has the meaning set forth in Section 12.1(a).

1.59“Know-How” means any proprietary scientific or technical information, results, and data of any type, in any tangible or intangible form, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, trade secrets, know-how, skill, experience, test data (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.60“Knowledge of Clearside” means the actual knowledge of the individuals listed on Exhibit 1.60, in each case, after reasonable investigation or inquiry.

1.61“Licensed IP” means the Licensed Know-How, Licensed Marks, and Licensed Patents.

1.62“Licensed Know-How” means any and all Know-How (including Inventions) that is Controlled by Clearside or its Affiliates as of the Effective Date or during the Term that is necessary or useful for the Development, Manufacture or Commercialization of Products in the Field in the Territory, including any such Know-How in the Microneedle Technology and the Assigned Improvements. Licensed Know-How includes Clearside’s interest in any Know-How in any Joint Inventions.

1.63“Licensed Marks” means the Trademarks identified on Exhibit 1.63 and the Non-Exclusive Licensed Marks.

1.64“Licensed Patents” means Patents that are Controlled by Clearside or its Affiliates as of the Effective Date or during the Term that claim or are otherwise necessary or useful to the Development, Manufacture or Commercialization of Products in the Field in the Territory,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

including any such Patents in the Microneedle Technology and the Assigned Improvements. Licensed Patents existing as of the Effective Date are set forth in Exhibit 1.64. Licensed Patents includes Clearside’s interest in any Joint Patent.

1.65“Losses” has the meaning set forth in Section 11.1.

1.66“Manufacture”, “Manufactured” or “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of Products, or any intermediate thereof, including process and formulation development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance and quality control.

1.67“Microneedle Technology” means any [***].

1.68“NDA” means a new drug application (as defined in the U.S. Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.) (the “Act”) and applicable regulations promulgated thereunder by the FDA, as amended from time to time), including a new drug application submitted pursuant to the requirements of 21 U.S.C. § 355(b)(2) of the Act (a “505(b)(2) NDA”), with all additions, deletion or supplements thereto.

1.69“Net Sales” means, with respect to a Product for a particular period in a particular country in the Territory, the gross amount invoiced by Bausch Health, its Affiliates, or any Sublicensees to Third Parties (excluding any Third Party that is a Sublicensee) for sale of such Product in such country in the Territory, less the following deductions actually taken or accrued:

(a)[***];

(b)[***];

(c)[***];

(d)[***];

(e)[***];

(f)[***];

(g)[***];

(h)[***]; and

(i)[***].

[***].

The transfer of Products to a Third Party (i) in connection with the research, development or testing of Products (including the conduct of clinical studies), (ii) for purposes of distribution

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

as promotional samples, or (iii) for indigent or similar public support or compassionate use programs, where Product is supplied without charge or at the actual Manufacturing cost thereof (without allocation of indirect costs or any mark-up), shall not, in any case, be considered Net Sales of a Product under this Agreement.

To the extent any such deductions apply to the Product as well as any other products of Bausch Health or any of its Affiliates or Sublicensees, such deductions shall be fairly and equitably allocated to the Product and such other products of Bausch Health or any of its Affiliates or Sublicensees, such that the Product does not bear a disproportionate portion of such deductions. Any of the deductions listed above that involves payment by Bausch Health or any of its Affiliates or Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. To the extent accrued deductions are subsequently reduced or increased, adjustments will be made to that Calendar Quarter.

1.70“Non-Exclusive Licensed Marks” means the Trademarks identified on Exhibit 1.70.

1.71“Other Device” has the meaning set forth in Section 2.6.

1.72“Other Drugs” means each of the steroids, corticosteroids and nonsteroidal anti-inflammatory drugs (NSAIDS) identified on Exhibit 1.72 hereto; provided that, as further described in Section 2.7, for each of the steroids, corticosteroids and nonsteroidal anti-inflammatory drugs (NSAIDS) identified on Exhibit 1.72 hereto that [***], then such steroids, corticosteroids and nonsteroidal anti-inflammatory drugs (NSAIDS) will cease to be Other Drugs for the purpose of this definition of “Other Drugs”.

1.73“Other Product” means the Device used in combination with one or more of the Other Drugs; provided that, as further described in Section 2.7, for each Other Product that [***], then such Other Products will cease to be Other Products for the purpose of this definition of “Other Product”.

1.74“Party” and “Parties” have the meaning set forth in the preamble.

1.75“Patent Term Extension” means any patent term extension, adjustment, or restoration or supplemental protection certificates.

1.76“Patents” means all national, regional and international patents and patent applications, including divisions, continuations, continuations-in-part, additions, re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.77“Payments” has the meaning set forth in Section 8.7.

1.78“Product” means (i) each XIPERE Product or (ii) each Other Product, if any.

1.79“Product Infringement” has the meaning set forth in Section 12.3(a).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.80“Product-Specific Patents” has the meaning set forth in Section 12.2(b).

1.81“Receiving Party” has the meaning set forth in Section 9.1(a).

1.82“Regulatory Approval” means, with respect to a Product in a country in the Territory, all approvals from the applicable Regulatory Authorities necessary to market and sell such Product in such country in the Territory (excluding pricing and reimbursement approvals). Notwithstanding the foregoing, Regulatory Approvals exclude the Device Master File.

1.83“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Product, including the FDA and Health Canada.

1.84“Regulatory Exclusivity” means, with respect to a Product in a country, the ability for Bausch Health or any of its Affiliates or Sublicensees to exclude Third Parties from Commercializing such Product in such country, either through data exclusivity rights, orphan drug designation or such other rights conferred by Applicable Laws or a Regulatory Authority in such country, in each case, other than through Patents.

1.85“Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to Products. Notwithstanding the foregoing, Regulatory Submissions exclude the Device Master File.

1.86“Remedial Action” has the meaning set forth in Section 5.9.

1.87“Required Post-Approval Commitments” has the meaning set forth in Section 4.3.

1.88“Required Post-Approval Commitments for Other Products” has the meaning set forth in Section 4.3.

1.89“Retained Field” means all fields and uses other than the Field.

1.90“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. § 314.3(b), and any non-United States equivalents.

1.91“Royalty Term” has the meaning set forth in Section 8.2(b).

1.92“Safety Agreement” has the meaning set forth in Section 5.6(a).

1.93“Sole Inventions” has the meaning set forth in Section 12.1(a).

1.94“Sublicensee” means any Third Party that is granted a sublicense by Bausch Health under the license grants in Section 2.1.

1.95“Supply Agreement” has the meaning set forth in Section 6.1(a).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.96“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes includes VAT.

1.97“Term” has the meaning set forth in Section 13.1.

1.98“Territory” means Canada and the U.S.

1.99“Third Party” means an entity other than (a) Bausch Health and its Affiliates or (b) Clearside and its Affiliates.

1.100“Third Party IP” has the meaning set forth in Section 8.8(a).

1.101“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.102“U.S.” means United States of America, including all possession and territories thereof.

1.103“Valid Claim” means (a) a claim of an issued Licensed Patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court, or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and (b) a claim of any patent application within a Licensed Patent that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and that has been pending for no more than [***] from its earliest priority date.

1.104“VAT” means value-added taxes or other similar taxes.

1.105“XIPERE” means XIPERE™ (triamcinolone acetonide suprachoroidal injectable suspension), as is further defined in the XIPERE NDA.

1.106“XIPERE NDA” means NDA number [***] submitted by or on behalf of Clearside to the FDA.

1.107“XIPERE NDA Approval Date” means the date on which the FDA approves the XIPERE NDA.

1.108“XIPERE Product” means the Device used in combination with XIPERE.

Article 2
LICENSES; EXCLUSIVITY

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.1License Grant to Bausch Health. Subject to the terms and conditions of this Agreement, Clearside hereby grants to Bausch Health (i) an exclusive (even as to Clearside, subject to Clearside’s retained rights as set forth in Section 2.3), royalty-bearing license, with the right to grant sublicenses in accordance with Section 2.2, under the Licensed IP (other than the Non-Exclusive Licensed Marks) to Develop (solely in accordance with Section 4.3), Manufacture and have Manufactured (solely in accordance with Section 6.2), Commercialize and otherwise use and exploit Products in the Field in the Territory and (ii) a non-exclusive, royalty-bearing license, with the right to grant sublicenses in accordance with Section 2.2, under the Non-Exclusive Licensed Marks to Develop (solely in accordance with Section 4.3), Manufacture and have Manufactured (solely in accordance with Section 6.2), Commercialize and otherwise use and exploit Products in the Field in the Territory. Bausch Health acknowledges and agrees that the licenses granted in this Section 2.1 contains certain sublicenses under the Emory Agreement and the licenses granted hereunder are subject to the terms and conditions of the Emory Agreement. Bausch Health shall comply with the Emory Agreement in all material respects as such Emory Agreement applies to the sublicenses granted to Bausch Health hereunder.

2.2Right to Sublicense. Subject to the terms and conditions of this Agreement, Bausch Health may grant sublicenses of the licenses granted to it under Section 2.1 (a) to its Affiliates, provided that such sublicense automatically terminates if such Sublicensee ceases to be an Affiliate of Bausch Health, and (b) to a Third Party solely with the prior written consent of Clearside, such consent not to be unreasonably withheld, conditioned, or delayed. Bausch Health shall ensure that any such permitted sublicense is consistent with the terms and conditions of this Agreement, including that (i) each Sublicensee shall comply with Applicable Law, (ii) each Sublicensee shall protect and keep confidential any Confidential Information of Clearside in accordance with Article 9; (iii) each Sublicensee shall comply with Invention assignment obligations under Section 12.1, and (iv) the applicable sublicense will automatically terminate if the Sublicensee challenges, directly or indirectly, the validity, enforceability, or scope of any claim with the Licensed Patents in a court or other governmental agency of competent jurisdiction, including in a reexamination or opposition proceeding. Within [***] after execution, Bausch Health shall provide Clearside with a full and complete copy of each agreement granting a sublicense to a Third Party; provided that Bausch Health may redact any confidential or sensitive information contained therein that is not necessary to confirm compliance with this Agreement. Bausch Health shall remain directly responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any permitted Sublicensee, and any such Sublicensee conduct that would have constituted a breach of this Agreement shall be deemed a breach of this Agreement as if it had been engaged in by Bausch Health.

2.3Retained Rights. Notwithstanding the exclusive license granted to Bausch Health under Section 2.1, Clearside hereby expressly retains the rights to use the Licensed IP in the Field in the Territory (a) to perform its obligations under this Agreement, whether directly or through its Affiliates, Bausch Health or contractors and (b) to Develop and Manufacture the Products for use outside the Territory. For clarity, Clearside retains the exclusive right to practice, license, and otherwise exploit the Licensed IP outside the scope of the license granted to Bausch Health under Section 2.1. Bausch Health acknowledges and agrees that Emory retains, on behalf of itself, its employees, and Emory research collaborators, the right to make, have made, use, import, and transfer Licensed Products (as defined in the Emory Agreement) and practice Technology (as

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

defined in the Emory Agreement) for research, educational, and non-commercial and humanitarian clinical purposes.

2.4Section 365(n) of The Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under this Article 2, are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code) (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

2.5No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications of the other Party. Bausch Health shall not, and shall not permit any of its Affiliates or Sublicensees to, practice any Licensed IP outside the scope of the licenses granted by Clearside to Bausch Health under Section 2.1.

2.6Competing Program. [***], Clearside shall not, and shall ensure that its Affiliates will not, directly or indirectly (independently or for or with any Third Party), including through the grant or receipt of any license to or from any Third Party, engage in [***]. Each Party acknowledges and agrees that: (i) if, at the time of enforcement of any covenant or agreement set forth in this Section 2.6, a court shall hold that the duration or scope stated herein is unreasonable under circumstances then existing, the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Applicable Law; and (ii) if the courts of any one (1) or more of such jurisdictions hold any covenant or agreement set forth in this Section 2.6 unenforceable in whole or in part, such determination shall not bar or in any way adversely affect the rights of any Party hereto to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of any covenant or agreement set forth in this Section 2.6, such covenants and agreements being, for this purpose, severable into diverse and independent covenants and agreements.

2.7Other Products. For a period of [***], Bausch Health shall have the right, but not the obligation, to Develop the Other Drugs in combination with the Device. For those Other Drugs for which [***], (i) Bausch Health shall cease to have the right to Develop such Other Drugs in combination with the Device and to Develop, Manufacture, have Manufactured or Commercialize any Other Products that may result therefrom, (ii) the rights and licenses granted under Section 2.1 and elsewhere in this Agreement shall terminate with respect to such Other Drugs and any Other Products that may result therefrom and (iii) the obligations in Section 2.6(c) will terminate with respect to such Other Drugs. For those Other Drugs for which [***], Bausch Health may continue to Develop such Other Drugs in combination with the Device and to Develop, Manufacture, have Manufactured or Commercialize any Other Products that may result therefrom and the rights and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

licenses granted under Section 2.1 shall continue to apply to such Other Drugs and any Other Products that result therefrom.

Article 3
INFORMATION EXCHANGE

3.1Information Transfer.

(a)Initial Information Transfer to Bausch Health. Within a reasonable period not to exceed [***] after the Effective Date, Clearside shall provide to Bausch Health, in a format reasonably requested by Bausch Health and without further financial consideration, the clinical data and other Know-How included in the Licensed Know-How, excluding, for clarity, the data and information contained in the Device Master File.

(b)Continuing Information Transfer to Bausch Health; Assistance. On an ongoing basis, from time to time during the Term, as reasonably requested by Bausch Health, Clearside shall provide to Bausch Health, in a format reasonably requested by Bausch Health, the Know-How included in the Licensed Know-How, excluding, for clarity, the data and information contained in the Device Master File. Clearside shall make its relevant personnel reasonably available to Bausch Health, at reasonable times during Clearside’s normal business hours and upon reasonable prior notice, to answer any questions or provide instruction or assistance as reasonably requested by Bausch Health concerning the information delivered pursuant to this Section 3.1 or otherwise in connection with the Development, Manufacture or Commercialization of Products.

(c)Notwithstanding the above, if Bausch Health requires information from the Device Master File, in whole or in part, to obtain or maintain any Regulatory Approval in the Field in the Territory, then Clearside shall provide to Bausch Health, promptly upon request of Bausch Health, the portion of the Device Master File required to obtain or maintain such Regulatory Approval.

3.2Transition Services. Promptly after the Effective Date, the Parties shall negotiate in good faith for a definitive agreement for the provision of certain training services respecting the XIPERE Product by Clearside’s medical science liaisons to Bausch Health’s sales representatives. The duration of the provision of such training services shall be determined by Bausch Health, in its sole discretion, but shall not exceed a period of [***] from the date of receipt of Regulatory Approval by the FDA of the XIPERE NDA, or such longer period as agreed by the Parties in writing. Such training services shall be at Bausch Health’s expense, at an hourly rate of [***] per hour. In addition, Clearside shall provide to Bausch Health, at no cost, reasonable access to Clearside personnel involved in the Development of the Device and the XIPERE Product, either in-person at Clearside’s facility or by teleconference, but such access shall not include an obligation for Clearside personnel to travel or a level of access or assistance that would unreasonably interfere with the duties of such personnel. Bausch Health shall reimburse all reasonable documented out-of-pocket costs and expenses reasonably incurred by Clearside in connection with this Section 3.3, including travel expenses for any agreed travel by Clearside personnel.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.3Alliance Managers. Promptly after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement. The Alliance Managers will facilitate the flow of information and otherwise promote communication, coordination, and collaboration between the Parties. Each Party may replace its Alliance Manager by written notice to the other Party.

Article 4
DEVELOPMENT

4.1Pre-Approval Development.

(a)From the Effective Date until the XIPERE NDA Approval Date, Clearside shall be responsible for any and all conduct of the Development of the XIPERE Product in the Territory and shall bear all costs and expenses relating thereto. In addition, Clearside shall be required to conduct (or have conducted), at its costs and expenses, the Development and regulatory work described in Exhibit 4.1 (the “Additional Clearside Development Work”), and, to the extent such Additional Clearside Development Work is not completed prior to the XIPERE NDA Approval Date, Clearside shall continue to be required to complete (or have completed) such Additional Clearside Development Work following such date and shall bear all costs and expenses relating thereto; provided that, with respect to the Additional Clearside Development Work described in [***], Clearside’s obligations shall be to use Commercially Reasonable Efforts to conduct such Additional Clearside Development Work. Clearside shall use Commercially Reasonable Efforts to: (i) complete the ongoing Development of the XIPERE Product in the Field in the Territory (including the Additional Clearside Development Work); and (ii) obtain Regulatory Approval for the XIPERE Product in the United States, provided that in no event will Clearside be obligated to conduct a Clinical Trial of the XIPERE Product (other than the Additional Clearside Development Work). If the FDA requires an additional Clinical Trial to be conducted prior to Regulatory Approval of the XIPERE NDA (other than the Additional Clearside Development Work), and (A) if Clearside initially notifies Bausch in writing that it will not conduct such Clinical Trial at its cost or (B) if Clearside notifies Bausch in writing that Clearside intends to conduct such Clinical Trial at its cost and subsequently notifies Bausch in writing that Clearside will not conduct such Clinical Trial at its cost, then, in each case of (A) and (B), [***], Bausch Health shall be responsible for the conduct of such required Clinical Trial and Bausch Health shall be responsible for all costs and expenses in connection with the conduct of such Clinical Trial; [***].

(b)In connection with its obligations under Section 4.1(a), Clearside shall be responsible, at its costs, for (i) Manufacturing (or having Manufactured) the validation batches for the XIPERE Product in connection with the XIPERE NDA, (ii) the performance of any and all stability activities that are required in connection with such validation batches (including to the extent such stability activities occur after the approval of the XIPERE NDA) and (iii) the Additional Clearside Development Work (including to the extent such Development work occurs after the approval of the XIPERE NDA).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)Clearside shall promptly (and in any event within [***]) inform Bausch Health of any material Development results with respect to the XIPERE Product in the Territory that may negatively affect the timeline for the First Commercial Sale of the XIPERE Product in the Territory and shall promptly respond to Bausch Health’s reasonable questions or requests for information relating thereto. In addition, within [***] following the end of each calendar quarter until the XIPERE NDA Approval Date, Clearside shall provide a written report to Bausch Health setting forth in reasonable detail the status of its then-current Development activities in relation to the XIPERE Product in the Territory. Clearside shall promptly respond to Bausch Health’s reasonable questions or requests for information relating to any such written report.

4.2Expanded Indication Development Work. During the [***] period following the XIPERE NDA Approval Date, Clearside shall have the sole right, but not the obligation, at its own cost and expense, to conduct additional Development work on the XIPERE Product in support of obtaining FDA approval of the XIPERE Product for the expanded indication and/or expanded label of non-infectious uveitis. Following such [***] period, either Party may conduct such Development work.

4.3Post-Approval Development. Subject to Section 4.2, following the XIPERE NDA Approval Date, Bausch Health shall be responsible and have sole decision-making authority, at its expense, itself or with or through its Sublicensees or other Third Parties, for the conduct of any Development of the XIPERE Product and any Other Products in the Field in the Territory, subject to and in accordance with the terms and conditions of this Agreement. Notwithstanding the above, if the FDA grants a conditional Regulatory Approval of the XIPERE NDA or requires any post-Regulatory Approval Development work to maintain the Regulatory Approval of the XIPERE NDA (“Required Post-Approval Commitments”), Bausch Health shall use Commercially Reasonable Efforts to conduct such Required Post-Approval Commitments, at its cost and expense, provided, that Bausch Health shall be able to deduct [***] of its reasonable documented out-of-pocket costs reasonably incurred by Bausch Health (or its Affiliates) in connection with such Required Post-Approval Commitments from the royalty payments made to Clearside under Section 8.2 below, including the ability to carry forward unused portions of such costs to the following Calendar Quarters, up to a maximum deduction of [***]. For greater certainty, if a Regulatory Authority grants a conditional Regulatory Approval of an Other Product or requires any post-Regulatory Approval Development work to maintain the Regulatory Approval of an Other Product (“Required Post-Approval Commitments for Other Products”), Bausch Health shall conduct any such Required Post-Approval Commitments for Other Products, at its own cost and expense, without any deduction from the royalty payments payable hereunder; provided that, Bausch Health shall have no obligation to conduct such Required Post-Approval Commitments for Other Products.

4.4Diligence. Bausch Health shall use Commercially Reasonable Efforts to Develop and to obtain Regulatory Approval for at least [***] XIPERE Product in the Field in Canada.

4.5Development Plan. Prior to commencement of any Development of a Product as authorized or otherwise permitted by Section 4.3, Bausch Health shall provide Clearside with a written development plan that contains, in reasonable detail, all major Development activities anticipated for at least the subsequent [***] period (including all Clinical Trials) and proposed

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

timelines for achieving such activities (the “Development Plan”). From time to time, but at least every [***] after the Effective Date, Bausch Health shall provide Clearside with any updates or amendments to the Development Plan.

4.6Development Records. Bausch Health shall maintain complete, current and accurate records in either tangible or electronic form of (a) all Development activities conducted by or on behalf of Bausch Health, its Affiliates and Sublicensees related to Products; and (b) all material information generated by or on behalf of Bausch Health, its Affiliates and Sublicensees in connection with Development of Products. Bausch Health shall maintain such records in sufficient detail to properly reflect, in a good scientific manner, all significant Development work. Upon Clearside’s request, Bausch Health shall, and shall cause its Affiliates and Sublicensees to provide to Clearside copies of any such records to the extent relating to the XIPERE Products or the Device. [***].

4.7Development Reports. Bausch Health shall keep Clearside reasonably informed of its, its Affiliates’ and Sublicensees’ Development activities, and results thereof, with respect to Products in the Field in the Territory. Without limiting the generality of the foregoing, from time to time, but at least every [***], Bausch Health shall provide reasonably detailed written updates to Clearside on any Development activities conducted by on behalf of Bausch Health in the preceding [***] period.

4.8Changes to the Device.

(a)Bausch Health shall not make any modifications, changes, improvements or inventions related to the Device without the prior written consent of Clearside, except as set forth in this Section 4.8. In the event that (a) a Regulatory Authority in the Territory requires a change to the Device in connection with the Regulatory Approval of a Product in the Field in the Territory, (b) a Regulatory Authority in the Territory requires a change to the Device in order for Bausch Health to continue to Develop, Manufacture or Commercialize a Product, or (c) Bausch Health reasonably believes that a change to the Device is necessary for safety purposes, then the Parties shall meet to discuss any such necessary changes to the Device and Clearside shall not unreasonably withhold its consent to such a required change for the Product. If Clearside consents to any such required change to the Device, Clearside shall use Commercially Reasonable Efforts to promptly implement such change.  Clearside will be solely responsible for all costs and expenses it incurs to implement any such change to the Device required by a Regulatory Authority prior to Regulatory Approval of the XIPERE Product.  For any such change to the Device required by a Regulatory Authority to be conducted after Regulatory Approval of the XIPERE Product, Clearside will bear [***], and Bausch Health will bear [***], of the reasonable documented out-of-pocket costs and expenses incurred by Clearside to implement such change.  Bausch Health will be solely responsible for all reasonable documented out-of-pocket costs and expenses incurred by Clearside to implement any other change conducted under this Section 4.8(a).

(b)Other than as set forth in Section 4.8(a), Clearside shall be responsible for the costs and expenses to implement any change to the Device, including any change required by a Regulatory Authority other than in connection with the Regulatory Approval of a Product in the

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Field in the Territory or any change required by a Regulatory Authority other than in order for Bausch Health to continue to Develop, Manufacture or Commercialize a Product.

(c)In addition, Clearside shall not make or authorize or otherwise permit a change to the Device that would require a change to any Regulatory Approval granted for the XIPERE Product in the Field in the Territory without the prior written consent of Bausch Health, not to be unreasonably withheld. Clearside, as the holder of the Device Master File, will promptly inform Bausch Health of any manufacturing changes to the Device or of any inspection by a Regulatory Authority of the Device that may reasonably be expected to have an adverse impact on the Regulatory Approvals for a Product.

Article 5
REGULATORY

5.1Regulatory Responsibilities of Clearside. Prior to the XIPERE NDA Approval Date, Clearside shall be solely responsible for all regulatory activities and all interactions with Regulatory Authorities necessary to obtain Regulatory Approval of the XIPERE Product in the United States and shall bear all costs and expenses relating thereto, including in connection with the items set out in Exhibit 5.1 (“Additional Clearside Regulatory Matters”). Clearside shall use Commercially Reasonable Efforts to obtain Regulatory Approval for the XIPERE Product in the United States. Clearside shall (a) promptly provide Bausch Health with copies of any communications which Clearside receives from the applicable Regulatory Authority concerning the XIPERE Product, (b) provide Bausch Health with draft copies of all proposed communications from Clearside to the applicable Regulatory Authority with respect to the XIPERE Product (including any Additional Clearside Regulatory Matters ) prior to Clearside’s submission thereof, and (c) permit Bausch Health with a reasonable period of time to review and comment on such communications and Clearside shall consider in good faith any such reasonable comments, provided that Clearside shall not submit any such communications to the Regulatory Authority without the prior consent of Bausch Health, such consent not to be unreasonably withheld (for greater certainty, if Clearside incorporates any and all comments received from Bausch Health into such communications, then Bausch Health shall be deemed to have provided such prior written consent). Clearside shall promptly (and in any event within [***]) inform Bausch Health of any material regulatory developments with respect to the XIPERE Product in the Territory that may negatively affect the timeline for the First Commercial Sale of the XIPERE Product in the Territory and shall promptly respond to Bausch Health’s reasonable questions or requests for information relating thereto. In addition, within [***] following the end of each calendar quarter until the XIPERE NDA Approval Date, Clearside shall provide a written report to Bausch Health setting forth in reasonable detail the status of its then-current regulatory activities in relation to the XIPERE Product in the Territory. Clearside shall promptly respond to Bausch Health’s reasonable questions or requests for information relating to any such written report.

5.2Regulatory Responsibility for Expanded Indication. During the [***] period following the XIPERE NDA Approval Date, Clearside shall have the sole right, but not the obligation, at its own cost and expense, to conduct additional regulatory activities on the XIPERE Product in support of preparing and submitting an application for, and obtaining, FDA approval of the XIPERE Product for the expanded indication and/or expanded label of [***]. Following such

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

[***] period, either Party may conduct such Development work and related regulatory activities. Any such application shall be filed in the name of Bausch Health (or its Affiliate) and, if prepared by Clearside, Bausch Health shall have the right to review and comment on any such application (and any such comments shall be incorporated by Clearside and no such application will be filed without Bausch Health consent).

5.3Regulatory Responsibilities of Bausch Health.

(a)General. Subject to Section 5.2, after the XIPERE NDA Approval Date, (i) Bausch Health shall assume responsibility for any regulatory activities in the Territory, including interactions with Regulatory Authorities and preparation and filing of Regulatory Submissions, at Bausch Health’s sole cost and expense; (ii) Bausch Health shall determine the regulatory plans and strategies for Products in the Field in the Territory; (iii) Bausch Health shall own and hold all Regulatory Approvals for Products in the Territory; and (iii) Bausch Health shall use Commercially Reasonable Efforts to seek Regulatory Approval for the XIPERE Product in the Field in Canada.

(b)Transfer from Clearside. Within [***] after receipt by Clearside of the Approval Payment, Clearside shall assign and transfer to Bausch Health all Regulatory Submissions in the Territory and Regulatory Approvals in the Territory, including the XIPERE NDA, in each case that are Controlled by Clearside or its Affiliates and that are, in the case of Regulatory Approvals, for the XIPERE Product in the Field, and that are, in the case of Regulatory Submissions, solely related to the XIPERE Product in the Field; provided that Clearside may retain one copy of all such transferred Regulatory Submissions and Regulatory Approvals. In connection therewith, at such time, each Party shall submit to the FDA letters (in a form reasonably agreed to by the Parties) and any other documentation necessary to effect the transfer of such Regulatory Submissions and Regulatory Approvals, including the XIPERE NDA. Bausch Health and Clearside each agree to use all Commercially Reasonable Efforts to take all actions required by the FDA and cooperate with each other to effect the transfer of such Regulatory Submissions and Regulatory Approvals, including the XIPERE NDA, from Clearside to Bausch Health (or Bausch Health’s designated Affiliate). For clarity, Clearside will not assign or transfer to Bausch Health the Device Master File. In addition, Clearside shall provide Bausch Health with copies of (but not assign) any Regulatory Submissions that are primarily (but not solely) related to the XIPERE Product.

5.4Assistance. Subject to Applicable Law and any necessary Third Party consents, Clearside shall reasonably cooperate with Bausch Health in any regulatory activity related to Products in the Field in the Territory, including product label expansions, by providing, to the extent Controlled by Clearside or its Affiliates, access to Regulatory Approvals, Regulatory Submissions, clinical data, and other data, information, and documentation for Products outside of the Territory. For clarity, Clearside is not required to provide Bausch Health with any support, data, information, or documentation that is unrelated to a Product.  Bausch Health shall provide Clearside with access to Regulatory Approvals, Regulatory Submissions, clinical data, and other data, information, and documentation for the XIPERE Products, to the extent Controlled by Bausch Health or its Affiliates, solely for use by Clearside and its licensees in connection with the

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Development, regulatory approval and Commercialization of XIPERE Products (i) in the Retained Field in the Territory and (ii) outside the Territory.

5.5Rights of Reference.

(a)Clearside hereby grants to Bausch Health and its permitted Sublicensees for use in connection with any activities under this Agreement, (i) a Right of Reference or Use to any and all Regulatory Submissions Controlled by Clearside or its Affiliates outside the Territory during the Term relating to Products, and (ii) a letter of authorization to the Device Master File. Clearside shall sign, and shall cause its Affiliates to sign, any instruments reasonably requested by Bausch Health in order to effect such grant. Bausch Health may use such right of reference to Clearside’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of Products in Field in the Territory.

(b)Bausch Health hereby grants to Clearside and its licensees a Right of Reference or Use to any and all Regulatory Approvals, Regulatory Submissions, and data referenced or contained therein, in each case that is related to the XIPERE Product and is Controlled by Bausch Health or its Affiliates in the Territory during the Term. Bausch Health shall sign, and cause its Affiliates to sign, any instruments reasonably requested by Clearside or its licensees in order to effect such grant. Clearside and its licensees may use the right of reference to such of Bausch Health’s Regulatory Approvals and Regulatory Submissions solely for the purpose of seeking, obtaining, and maintaining regulatory approval of XIPERE Products (i) outside the Territory and (ii) in the Retained Field in the Territory.

5.6Adverse Events Reporting.

(a)Safety Agreement. Within [***] of the Effective Date and in any event prior to the XIPERE NDA Approval Date, Bausch Health and Clearside shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing and exchange, and Adverse Events reporting, in a written agreement (the “Safety Agreement”). Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other important safety information, and Product quality and Product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, or Sublicensees to comply with its legal obligations. The Parties shall promptly update the Safety Agreement if required by changes in Applicable Law. Each Party shall comply with its respective obligations under the Safety Agreement and shall cause its Affiliates and Sublicensees to comply with such obligations.

(b)Bausch Responsibilities. Bausch Health shall comply with all Applicable Law governing Adverse Events in the Territory. After Regulatory Approval, Bausch Health shall maintain an Adverse Event database for Products in the Territory, at its sole cost and expense, and shall report quality complaints associated with Adverse Events and Product safety data to the applicable Regulatory Authorities in the Territory, and shall respond to safety issues and to all requests of Regulatory Authorities related to Products in the Territory. Per timelines stated in the Safety Agreement, Bausch Health shall provide to Clearside accumulated Product safety information (e.g., Adverse Event listings and tabulations) occurring in the Territory from Bausch

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Health’s Adverse Event database for the Territory. Clearside will not have access to Bausch Health’s Adverse Event database. Bausch Health shall notify Clearside on a timely basis of any Adverse Events occurring in the Territory and of other important safety information, as further described in the Safety Agreement.

(c)Clearside Responsibilities. Clearside shall provide Bausch Health with all information necessary for Bausch Health to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any Adverse Events or other important Product safety information, in each case, in the form and within the timelines outlined in the Safety Agreement.

(d)Patient Safety. Each Party shall notify the other in a timely manner and in any event within [***] of receiving any notice from a Regulatory Authority, independent review committee, data safety monitoring board, or another similar Clinical Trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to Product safety or efficacy.

5.7Regulatory Audits and Inspection. The Safety Agreement shall set out the rights and obligations of the Parties respecting, and the applicable procedures for, safety audits and inspection notifications.

5.8No Harmful Actions. If Clearside believes that Bausch Health is taking or intends to take any action with respect to Products that could have a material adverse effect on Products outside the Territory or in the Territory outside the Field, Clearside may bring the matter to the attention of Bausch Health, and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) Bausch Health shall not communicate with any Regulatory Authority having jurisdiction outside the Territory unless so ordered by such Regulatory Authority, in which case Bausch Health shall immediately notify Clearside of such order; and (b) Bausch Health shall not submit any Regulatory Submissions or seek Regulatory Approvals for Products outside the Territory. If Bausch Health believes that Clearside is taking or intends to take any action with respect to Products that could have a material adverse effect on Products inside the Field in the Territory, Bausch Health may bring the matter to the attention of Clearside, and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree, unless expressly permitted or required hereunder: (a) Clearside shall not communicate with any Regulatory Authority having jurisdiction inside the Territory respecting the Product in the Field unless so ordered by such Regulatory Authority, in which case Clearside shall immediately notify Bausch Health of such order; and (b) Clearside shall not submit any Regulatory Submissions or seek Regulatory Approvals for Products inside the Field in the Territory.

5.9Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. The Parties shall, in good faith, acting reasonably, cooperate and coordinate on the process for such Remedial Action. Bausch Health has sole discretion with respect to any matters relating

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to any Remedial Action in the Field in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action; provided that Bausch Health shall not commit any action or omission with the intention to adversely affect the Product. The cost and expenses of any Remedial Action in the Field in the Territory shall be borne solely by Bausch Health. Bausch Health shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the distribution, sale, and use of Products in the Territory.

Article 6
MANUFACTURE AND SUPPLY

6.1Supply.

(a)Supply Agreement. Clearside shall, either by itself or through its Affiliates or Third Party contractors, Manufacture and supply to Bausch Health, and Bausch Health shall purchase from Clearside, the Interim Supply, in accordance with the terms of the Supply Agreement.  Within [***] after the Effective Date, the Parties shall enter into a written supply agreement, containing the terms set forth on Exhibit 6.1 and such other commercially reasonable terms and conditions as are customary for supply agreements of such kind (the “Supply Agreement”), governing the supply of the Interim Supply to Bausch Health and, if agreed by the Parties, additional XIPERE Product to be supplied by Clearside to Bausch Health. The terms of the Supply Agreement will be consistent with the terms of Clearside’s agreements with its Third Party manufacturers (the “CMO Agreements”).  In connection with the Supply Agreement, the Parties shall enter into a written quality agreement on reasonable terms and conditions.

(b)Third Party Agreements. Upon Bausch Health’s request, Clearside shall reasonably assist Bausch Health in negotiating supply agreements with any of Clearside’s Third Party contract manufacturers for the Manufacture and supply of Product.

6.2Manufacture. Except as provided in the Supply Agreement and related quality agreement, Bausch Health shall be solely responsible for the Manufacture and supply of Products for Development and Commercialization of such Products in the Field in the Territory, including all Product-related quality affairs. Notwithstanding the foregoing or anything else to the contrary in this Agreement, Bausch Health shall not have the right to, and shall not, Manufacture the Device itself or through an Affiliate, and shall only have the right to have the Device Manufactured through a Third Party manufacturer that is approved in advance in writing by Clearside (such approval not to be unreasonably withheld, delayed or conditioned), which shall include Clearside’s then-current manufacturer of the Device.  Clearside shall provide, at Bausch Health’s expense, all assistance reasonably required by Bausch Health in connection with the Manufacture of the Device by an approved Third Party manufacturer, which may include providing an authorization to or conducting a technology transfer to such approved Third Party manufacturer and facilitating the negotiation of any supply agreement with such approved Third Party manufacturer.

Article 7
COMMERCIALIZATION

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.1General. Bausch Health shall be responsible, in its sole discretion (except as set forth in Section 7.2) and at its expense, itself or with or through its Affiliates or Sublicensees, or other Third Parties, for the Commercialization of Products in the Territory in the Field. All decisions regarding Commercialization of Products in the Field in the Territory shall be made in the sole discretion of Bausch Health, including with respect to (a) the sale and distribution of the Product in the Field in the Territory, (b) all marketing and promotion activities with respect to the Product in the Field in the Territory, (c) establishing the price of the Product in the Territory and negotiating with payors, (d) arranging for and obtaining the Manufacture and supply of the Product for use in the Field in the Territory, as further described in Article 6, and (e) other related Commercialization activities.

7.2Diligence. Bausch Health shall use Commercially Reasonable Efforts to Commercialize (i) [***] and (ii) [***]. Without limiting the generality of the foregoing, Bausch Health shall achieve a First Commercial Sale of the XIPERE Product [***] within [***] after the later of (a) [***] and (b) [***].

7.3Commercialization Reports. Bausch Health shall keep Clearside reasonably informed of its, its Affiliates’ and Sublicensees’ Commercialization activities with respect to Products in the Field in the Territory. Without limiting the generality of the foregoing, from time to time, but at least every [***] after the Effective Date, Bausch Health shall provide written updates to Clearside on any Commercialization activities conducted by or on behalf of Bausch Health in the preceding [***] period, covering subject matter at a level of detail reasonably required to enable Clearside to determine Bausch Health’s compliance with its diligence obligations in Section 7.2. Bausch Health shall make available to Clearside such additional information about its Commercialization activities as may be reasonably requested by Clearside from time to time, including pursuant to one or more telephone calls as reasonably requested by Clearside.

7.4Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of XIPERE Products in and outside the Territory. As such, the Parties shall, from time to time, meet to discuss the potential coordination of Commercialization activities where appropriate, which may include scientific and medical communication and product positioning. Each Party shall keep the other Party timely informed on the progress and results of its Commercialization of XIPERE Products in its territory. Notwithstanding the above, the Parties shall retain sole discretion of the Commercialization and related activities of the Products in their respective territories, including that each Party shall determine the price of Products sold in its territory, and neither Party may direct, control, or approve the pricing of Products in the other Party’s territory. If the Parties mutually agree, the Parties shall coordinate, develop, and adopt the key distinctive colors, logos, images, symbols, and/or trademarks to be used in connection with the Commercialization of XIPERE Products both in and outside the Territory (such branding elements, collectively, the “Global Brand Elements”). Clearside shall own all rights in such Global Brand Elements and shall and hereby does grant Bausch Health the exclusive, royalty-free, fully paid-up, sublicensable right and license to use such Global Brand Elements in connection with the Development, Manufacture and Commercialization of XIPERE Products in the Field in the Territory. Unless

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

mutually agreed, neither Party shall be required to use the Global Brand Elements in their Commercialization of the XIPERE Products in their respective territories.

7.5Diversion. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees shall not, either directly or indirectly, distribute, import, sell, or have sold any Product, including via the Internet or mail order, to any Third Party or to any address in the other Party’s territory. Neither Party shall engage, nor permit its Affiliates and Sublicensees to engage, in any advertising or promotional activities relating to any Product for use directed primarily to customers or other buyers or users of Products located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. If a Party or its Affiliates or Sublicensees receive any order for Products for use from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders. Neither Party shall, nor permit its Affiliates and Sublicensees to, deliver or tender (or cause to be delivered or tendered) any Product for use in the other Party’s territory.

7.6Product Trademarks. Subject to Sections 4.2 and 7.4, Bausch Health shall have the right, but not the obligation, to use the Licensed Marks in connection with the Development and Commercialization of Products in the Field in the Territory; provided that, in its sole discretion, Bausch Health may also use other Trademarks of its selection and/or its own corporate Trademarks in connection with such Development and Commercialization of Products in the Field in the Territory. Clearside shall own all rights in and to all Licensed Marks in the Territory and shall register and maintain the Licensed Marks in the Territory, at Clearside’s cost and expense. Bausch Health shall own all rights in and to all other Trademarks (other than the Licensed Marks) used in the Development and Commercialization of the Products in the Field in the Territory and shall register and maintain such Trademarks in the Territory, at Bausch Health’s cost and expense. During the Term, Bausch Health agrees (i) to not do anything inconsistent with Clearside’s ownership of the Licensed Marks, (ii) to comply with any terms of use for such Licensed Marks mutually agreed to by the Parties, and (iii) that any goodwill associated with the use of Licensed Marks by Bausch Health shall inure solely to the benefit of Clearside.

7.7Patent Marking. Bausch Health shall mark all Products in accordance with the applicable patent marking laws and shall require all of its Affiliates and Sublicensees to do the same.

Article 8
PAYMENTS AND MILESTONES

8.1Up-Front Payment; Regulatory and Commercial Milestone Payments.

(a)In partial consideration of the rights granted herein, within [***] following the Effective Date, Bausch Health shall pay to Clearside a one-time, non-refundable (except pursuant to Section 13.5), non-creditable up-front payment of Five Million U.S. Dollars (US$5,000,000).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)In partial consideration of the rights granted herein, and subject to the remainder of this Section 8.1, Bausch Health shall pay to Clearside the following non-refundable, non-creditable (provided that specified costs incurred by Bausch Health pursuant to Section 4.1(a) may be credited against such payments, as described in Section 4.1(a)), one (1)-time milestone payments within (i) [***] after the first achievement (whether by Clearside, Bausch Health, its/their Affiliates or Sublicensees) of [***] milestone events listed below [***] and (ii) [***] after the first achievement (whether by Clearside, Bausch Health, its/their Affiliates or Sublicensees) of all other milestone events set forth below.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each milestone payment in this Section 8.1(b) shall be payable only once upon first achievement of the milestone event, [***].

(c)In partial consideration of the rights granted herein, and subject to the remainder of this Section 8.1, Bausch Health shall pay to Clearside the following non-refundable, non-creditable (provided that specified costs incurred by Bausch Health pursuant to Section 4.1(a) may be credited against such payments, as described in Section 4.1(a)) one (1)-time milestone payments as set forth below upon the first achievement of aggregate annual Net Sales of the Products in the Field in the Territory in a Calendar Year that meet or exceed the thresholds set forth below, within [***] after the end of the Calendar Quarter in which the corresponding milestone event(s) is achieved.

Product Annual Net Sales Threshold	Milestone Payment
A.Annual Net Sales equal to or greater than [***] in any one Calendar Year	[***]
B.Annual Net Sales equal to or greater than [***] in any one Calendar Year	[***]

Achievement of the milestone events above in this Section 8.1(c) shall be determined based on annual Net Sales of the Products in the Field in the Territory in a Calendar Year.  Each milestone

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

payment in this Section 8.1(c) shall be payable only once upon first achievement of the milestone event. [***].

8.2Royalty Payments.

(a)Earned Royalties. During the applicable Royalty Term, Bausch Health shall make quarterly non-refundable, non-creditable (provided that specified costs incurred by Bausch Health pursuant to Section 4.1(a), Section 4.3 or Section 8.2(e) may be credited against such payments, as described in Section 4.1(a), Section 4.3 or Section 8.2(e), as the case may be) royalty payments to Clearside on Net Sales of all Products sold in the Territory during the applicable Calendar Quarter, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of Net Sales of all such Products sold in the Territory for such Calendar Quarter. Notwithstanding the foregoing, no such royalties shall be due or payable by Bausch Health on the first Thirty Million Dollars ($30,000,000) of aggregate Net Sales of all Products, calculated on a cumulative (and not annual) basis. Once cumulative Net Sales on all Products in the Territory achieves Thirty Million Dollars ($30,000,000), royalties will then be calculated as follows: (i) on Net Sales of each XIPERE Product, and the applicable royalty rates below for XIPERE Products will be applied, and (ii) on Net Sales of each Other Product, and the royalty rate below for Other Products will be applied.

Annual Net Sales in the Territory	Royalty Rate
Annual Net Sales of XIPERE Products:
Portion of annual Net Sales up to and including [***]	[***]
Portion of annual Net Sales above [***]	[***]
Annual Net Sales of Other Products	[***]

Notwithstanding the above, for the Calendar Year in which the cumulative Net Sales on all Products in the Territory first achieves Thirty Million Dollars ($30,000,000), the calculation of annual Net Sales for the purposes of determining the royalty rate on XIPERE Products for such Calendar Year shall be calculated commencing with the first dollar after the achievement of such cumulative Net Sales of Thirty Million Dollars ($30,000,000). In addition, for XIPERE Products, each royalty rate set forth in the table immediately above shall only be applied to the annual Net Sales of the XIPERE Product within the applicable royalty range. For example, royalties due to Clearside for annual Net Sales of the XIPERE Product of [***] would be calculated as follows:

Royalty =	[***] * [***]=	[***]
	[***] * [***] =	[***]
[***]

(b)Royalty Term. On a country-by-country and Product-by-Product basis, Bausch Health shall pay royalties under Section 8.2(a) on Net Sales of such Product in such country in the Territory during the period of time beginning on the First Commercial Sale of such Product in such country in the Territory and ending on the later of (i) the date of expiration of the last Valid Claim that Covers such Product in such country in the Territory, (ii) the date of

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

expiration or loss of all Regulatory Exclusivity for such Product in such country in the Territory, and (iii) ten (10) years after First Commercial Sale of such Product in such country in the Territory (the “Royalty Term”). Following the expiration of the Royalty Term for a Product in a country in the Territory, the rights and licenses granted by Clearside to Bausch Health pursuant to Section 2.1 shall be deemed to be fully paid-up, perpetual, and irrevocable with respect to such Product in such country and no royalties will be payable by Bausch Health to Clearside on the Net Sales of such Product in such country under Section 8.2(a) and Net Sales of such Product in such country in the Territory shall not be included in the calculation of Net Sales for the purposes of determining such royalties under Section 8.2(a).

(c)[***]. In any Calendar Quarter during the Royalty Term for a Product and country for which there is no longer (i) [***] or (ii) [***], the royalties due to Clearside pursuant to this Section 8.2 for such Product in such country will be reduced by [***] of the amount otherwise due under Section 8.2(a) for such Calendar Quarter. Subject to Section 8.2(d) and Section 8.2(e), the royalties payable on the Net Sales of such Product in such country shall remain at the reduced rate set forth above, unless (i) Clearside provides written notice to Bausch Health, together with sufficient evidence, that either (a) [***] or (b) [***], and (ii) the Parties mutually agree, acting reasonably and in good faith, that (a) [***] or (b) [***]. In such event, but subject to Section 8.2(d) and Section 8.2(e), the royalty payable on the Net Sales of such Product in such country shall be increased to the rate set out in Section 8.2(a), commencing in the Calendar Quarter in which the conditions set forth in subsections (i) and (ii) of the foregoing sentence have been satisfied, until such time as there is no longer (a) [***] or (b) [***], at which time, the royalties due to Clearside pursuant to this Section 8.2 for such Product in such country will be reduced by [***] of the amount otherwise due under Section 8.2(a) for such Calendar Quarter. The royalty rate shall not be increased retroactively for any prior Calendar Quarters. If, following a reduction of the royalty under this Section 8.2(c), Clearside fails to give the notice described above with respect to a Calendar Quarter, it shall be deemed to have agreed to the continuation of the lower royalty rate for such Calendar Quarter.

(d)[***]. If [***] during the Royalty Term for such Product in such country, and [***], the royalty rates provided in Section 8.2(a) for such Product shall be reduced in such country by [***] (i.e., [***]) for the Calendar Quarter in which the [***] and for each Calendar Quarter in the remainder of such Royalty Term. If the reduction in this Section 8.2(d) applies, then the reduction in Section 8.2(c) will not also apply. For the purposes of this Section 8.2(d), [***].

(e)Third Party IP. If Bausch Health or any of its Affiliates or Sublicensees is required to obtain a right or license to any Patent, Know-How or other intellectual property right of a Third Party that would be infringed by the Development, Manufacture or Commercialization or other use or exploitation of a XIPERE Product in the Territory, then Bausch Health may deduct from any royalty payments due to Clearside on Net Sales of such XIPERE Product under this Section 8.2 [***] of [***]; provided that in no event will the royalties payable to Clearside on Net Sales of such XIPERE Product in such Calendar Quarter be reduced on account of this Section 8.2(e) by more than [***] of the amounts otherwise payable under Section 8.2(a), (c) or (d), as applicable. If Bausch Health or any of its Affiliates or Sublicensees is required to obtain a right or license to any Patent, Know-How or other intellectual property right of Third Party that would be

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

infringed by the Development, Manufacture or Commercialization or other use or exploitation of an Other Product in the Territory, then [***].

8.3Royalty Report and Payment. Within [***] after each Calendar Quarter in which the First Commercial Sale of any Product occurs in the Territory, Bausch Health shall provide Clearside with a report that contains the following information for the applicable Calendar Quarter, on a Product-by-Product and country-by-country basis: (a) the amount of gross sales of Products, (b) the gross selling price and the number of units of all Products sold in each country of the Territory, (c) an itemized calculation of Net Sales showing separately each type of reduction provided for in the definition of “Net Sales”, (d) a calculation of the royalty payment due on such Net Sales in Dollars, including the exchange rate, where applicable, and (e) whether any of the milestone payments under Section 8.1(c) above has been earned during such Calendar Quarter. Concurrent with the delivery of the applicable quarterly report, Bausch Health shall pay to Clearside in Dollars the royalties owed with respect to Net Sales for such Calendar Quarter and, if applicable, the payment of any milestone payments under Section 8.1(c) that has been earned during such Calendar Quarter.

8.4Currency; Exchange Rate. All payments to be made by Bausch Health to Clearside under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Clearside. When conversion of payments from any foreign currency is required to be undertaken by Bausch Health, the United States Dollar equivalent shall be calculated using [***].

8.5Late Payments. If Clearside does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Clearside from the due date until the date of payment at [***] or the maximum applicable legal rate, if less. The interest payment shall be due from the day the original payment was due until the day that the payment was received by Clearside; provided, that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

8.6Financial Records and Audits. Bausch Health shall (and shall ensure that its Affiliates and Sublicensees will) maintain complete and accurate records in accordance with GAAP and in sufficient detail to confirm the accuracy of Net Sales and royalty payments due under this Agreement. Bausch Health shall (and shall ensure that its Affiliates and Sublicensees will) maintain such records for a period of [***]. Upon prior notice and not more often than once each Calendar Year and in the Calendar Year immediately following expiration or termination of this Agreement, Bausch Health shall permit an independent certified public accountant selected by Clearside or Emory and reasonably acceptable to Bausch Health to examine such records during regular business hours for the sole purpose of verifying for Clearside the accuracy of the Net Sales and royalty reports provided by Bausch Health under this Agreement. Clearside shall bear the cost of such audit unless such audit reveals an underpayment by Bausch Health of more than [***] of the amount actually due for the time period being audited, in which case Bausch Health shall reimburse Clearside for the costs of such audit. Bausch Health shall pay to Clearside any underpayment discovered by such audit within [***] after the accountant’s report (subject to the

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

right of Bausch Health to dispute such findings), plus interest from the original due date. Clearside shall pay to Bausch Health any overpaid amounts discovered by such audit within [***] after the accountant’s report (subject to the right of Clearside to dispute such findings). Bausch Health shall include in each relevant sublicense granted by it a provision requiring the Sublicensee to maintain records of sales of Products made pursuant to such sublicense and to grant access to such records to the same extent and under the same obligations as required of Bausch Health under this Agreement.

8.7Taxes. The royalties, milestones, and other amounts payable by Bausch Health to Clearside pursuant to this Agreement (collectively, the “Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Clearside alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted and paid on Clearside’s behalf by Bausch Health) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties to minimize as much as reasonably possible any taxes which may be levied on any Payments. Bausch Health shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Clearside is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Bausch Health or the appropriate Governmental Authority (with the assistance of Bausch Health to the extent that this is reasonably required and is expressly requested in writing), as applicable, the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Bausch Health of its obligation to withhold tax, and Bausch Health shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be; provided, that Bausch Health has received evidence of Clearside’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time that the Payment is due. If, in accordance with the foregoing, Bausch Health withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to Clearside proof of such payment within [***] following that latter payment. Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Clearside.  Notwithstanding the foregoing, if Bausch Health changes the tax residency of the paying entity, including as a result of an assignment or sublicense of this Agreement or any rights or obligations thereunder and, as a result of such change, withholding taxes are imposed on amounts payable hereunder that were not otherwise applicable as of the Effective Date (“Incremental Withholding Taxes”), then Bausch Health shall be solely responsible for the amount of such Incremental Withholding Taxes that is not otherwise creditable or utilizable in the current year by Clearside (such amount, the “Excess Amount”) and shall increase the amounts payable to Clearside by such Excess Amount.

8.8Third Party Payments.

(a)If Clearside or its Affiliates Controls any Patent or Know-How after the Effective Date through a license from a Third Party (“Third Party IP”) that would be included in the definition of Licensed IP on the basis that it is necessary for the Development, Manufacture or Commercialization of XIPERE Products in the Field in the Territory, then such Third Party IP

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

shall be included in the definition of Licensed IP, and Bausch Health shall reimburse Clearside for [***] of any payments made to such Third Party as a result of the Development, Manufacture, and Commercialization of XIPERE Products by or on behalf of Bausch Health in the Territory; provided that, if legally permissible and subject to confidentiality obligations of Clearside to any Third Parties, prior to entering into any such Third Party license for Third Party IP, Clearside shall notify Bausch Health of the proposed license and the Parties shall meet to discuss the proposed terms of such license.

(b)If Clearside or its Affiliates Controls any Third Party IP that would be included in the definition of Licensed IP either (i) on the basis that it is useful (but not necessary) for the Development, Manufacture or Commercialization of XIPERE Products in the Field in the Territory or (ii) on the basis that it is useful or necessary for the Development, Manufacture or Commercialization of Other Products in the Field in the Territory, then Clearside shall promptly inform Bausch Health of the terms of such license and such Third Party IP, and Bausch Health shall inform Clearside within [***] after receipt of such notice whether Bausch Health wishes to include such Third Party IP in the Licensed IP. If Bausch Health so elects, the Parties shall negotiate, in good faith and acting reasonably, the terms under which such Third Party IP shall be included in the Licensed IP, including the amount Bausch Health shall reimburse Clearside with respect to milestones and royalties payable by Clearside to such Third Party directly as a result of the Development, Manufacture, and Commercialization of XIPERE Products or Other Products (as the case may be) by or on behalf of Bausch Health in the Territory.

(c)For clarity, Clearside shall be solely responsible for all costs and payments owed to a Third Party directly as a result of the Development, Manufacture, and Commercialization of Products by or on behalf of Bausch Health in the Territory under an agreement existing as of the Effective Date (and any amendments thereto, whether executed prior to or after the Effective Date).

(d)Notwithstanding anything to the contrary in this Agreement, if Bausch Health does not elect to include any particular Third Party IP in the Licensed IP pursuant to Section 8.8(b), or such Third Party IP is not included pursuant to Section 8.8(a), then the Licensed IP will not include such Third Party IP.

Article 9
CONFIDENTIALITY

9.1Nondisclosure Obligation.

(a)For the Term of this Agreement and [***] thereafter, the Party receiving the Confidential Information of the other Party (such receiving Party, the “Receiving Party”) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any Third Party, without the express prior written consent of the Party that disclosed such Confidential Information (the “Disclosing Party”); provided however, the Receiving Party may disclose the Confidential Information of the Disclosing Party to those of its Affiliates, officers, directors, employees, agents, consultants, and independent contractors (including Sublicensees) of such Receiving Party who need to know the Confidential Information in

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

connection with this Agreement and are bound by confidentiality obligations at least as restrictive as this Agreement with respect to such Confidential Information. The Receiving Party shall exercise at least the same degree of care it would exercise to protect its own confidential information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with the purposes of this Agreement. Notwithstanding the foregoing, Clearside may provide an unredacted copy of this Agreement to Emory for the purpose of complying with the Emory Agreement.

(b)Notwithstanding the foregoing, it will not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information to comply with a lawfully issued court or governmental order or with a requirement of Applicable Law or the rules of any internationally recognized stock exchange; provided that: (i) if legally permitted, the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with the Disclosing Party’s efforts to oppose or limit such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information.

9.2Scientific Publication. Each Party and its Affiliates shall have the right to make disclosures pertaining to Products to Third Parties in publications in accordance with the following procedure: the publishing Party shall provide the non-publishing Party with an advance copy of the proposed publication at least [***] prior to submission for any publication, and the non-publishing Party may review and comment on the proposed publication, which the publishing Party shall consider in good faith. In addition, if the non-publishing Party informs the publishing Party that such proposed publication contains the Know-How or Confidential Information of the non-publishing Party, the publishing Party shall delay or prevent such publication as follows: (a) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed [***]) to permit the timely preparation and filing of a patent application; and (b) with respect to Confidential Information of such non-publishing Party, such Confidential Information shall be deleted from the publication.

9.3Publicity; Use of Names.

(a)Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement or make any public announcement concerning the Agreement without the prior approval of the other Party, except to advisors (including consultants, financial advisors, attorneys and accountants) or potential and existing investors, acquirers, or sublicensees on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent required by Applicable Laws, including securities laws. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least [***] prior to the date on which such Party would like to make the public announcement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)The Parties shall agree upon the initial press release to announce the execution of this Agreement; thereafter, Clearside and Bausch Health may each disclose to Third Parties the information contained in such press releases without the need for further approval by the other.

(c)The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities. Each Party may make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s reasonable comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

(d)Neither Party shall use the name, trademark, trade name, or logo of the other Party or any of its Affiliates or their respective employees in any publicity or news release relating to this Agreement or its subject matter without the prior express written permission of the other Party.

9.4Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 9. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief under as a remedy for any breach or threatened breach of this Article 9.

Article 10
REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1Representations, Warranties, and Covenants of Each Party. Each Party represents and warrants, and covenants to the other Party as of the Effective Date that:

(a)it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b)(i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or from performing its obligations under this Agreement;

(d)in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Laws (including Anti-Corruption Laws) and shall not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority;

(e)the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable Laws; and (ii) do not violate, breach, constitute a default, or require any consent under any oral or written contractual obligation of such Party (including, in the case of Clearside, the Emory Agreement); and

(f)it shall not, during the Term, grant any right, license, consent, or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with the rights granted to the other Party or interfere with any obligations of such Party set forth in this Agreement.

10.2Representations and Warranties of Clearside. Clearside represents and warrants to Bausch Health that as of the Effective Date:

(a)it has the right under the Licensed IP to grant the licenses to Bausch Health as purported to be granted under Section 2.1 of this Agreement, and it has not granted any license or other right under the Licensed IP that is inconsistent or would reasonably be anticipated to interfere with the licenses granted to Bausch Health under Section 2.1;

(b)it is the legal and beneficial owner of or otherwise Controls all Licensed IP;

(c)it has not received any written notice from any Third Party asserting or alleging that the Development of Products or the Device prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(d)to the Knowledge of Clearside, no Third Party is infringing or misappropriating any Licensed IP;

(e)to the Knowledge of Clearside, the Development, Manufacture, and/or Commercialization of the XIPERE Products or the Device in the Field in the Territory in accordance with this Agreement does not infringe or misappropriate any Patent or Know-How owned or controlled by a Third Party;

(f)there is no pending, or to the Knowledge of Clearside, threatened action or proceeding alleging that the practice of the Licensed IP (including the Development, Manufacture, and Commercialization of Products in accordance with this Agreement) infringes, misappropriates, or otherwise violates any intellectual property rights of any Third Party;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(g)there are no pending, and to the Knowledge of Clearside, no threatened, adverse actions, suits or proceedings (including interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions or post-grant reviews) against Clearside involving the Licensed IP or Products;

(h)there are no claims, judgments, or settlements against or amounts with respect thereto owed by Clearside or any of its Affiliates relating to the Licensed IP;

(i)except as otherwise set out in Exhibit 10.2(i) hereto, it has not received any communications from any Regulatory Authority describing any matters specific to a XIPERE Product or the Device that may be necessary to be overcome to obtain Regulatory Approval of any XIPERE Product;

(j)it has provided Bausch Health with a true and complete copy of the Emory Agreement;

(k)the Emory Agreement is in full force and effect and there has been no default of or under the Emory Agreement as a result of any action or omission of Clearside or its Affiliates or, to the Knowledge of Clearside, the actions or omissions of Emory;

(l)Clearside has not waived any of its rights under the Emory Agreement;

(m)Exhibit 1.64 sets forth a complete and accurate list of all Licensed Patents in existence (including whether such Licensed Patents are owned or licensed by Clearside), all of which are owned or Controlled by Clearside or its Affiliates;

(n)to the Knowledge of Clearside, the issued patents in the Licensed Patents are valid and enforceable without any claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened;

(o)Clearside has filed and prosecuted patent applications within the Licensed Patents owned by Clearside in good faith and complied with all duties of disclosure with respect thereto;

(p)all application, registration, maintenance, and renewal fees in respect of the Licensed Patents have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Licensed Patents set forth on Exhibit 1.64;

(q)Clearside and its Affiliates have obtained from all individuals listed as inventors in the Licensed IP, effective assignments of all ownership rights of such individuals in such Licensed IP, either pursuant to written agreement or by operation of law;

(r)to the Knowledge of Clearside, no officer or employee of Clearside or its Affiliates is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Licensed IP to any Third Party;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(s)except as expressly set forth in the Emory Agreement, none of Clearside, Emory or their respective Affiliates have entered into a government funding relationship that would result in rights to the XIPERE Product or Device residing in the U.S. Government, National Institutes of Health, National Institute for Drug Abuse, or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96 517 (35 U.S.C. 200 204), as amended, or any similar obligations under the Applicable Laws of any other country; and

(t)Clearside has disclosed to Bausch Health all material information contained in the XIPERE NDA or otherwise known to it and its Affiliates with respect to the safety and efficacy of the Device and the XIPERE Products.

10.3NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

10.4Compliance with Emory Agreement. Clearside agrees to comply with the terms and conditions of the Emory Agreement. Clearside shall not assign, amend or modify any term of, terminate or waive, release or assign any rights or claims under, the Emory Agreement, in each chase that would have a material adverse effect on Bausch Health’s rights hereunder, except with the prior written consent of Bausch Health. Clearside shall remain solely responsible for the payment of royalty, milestone, and other payment obligations, if any, under the terms of the Emory Agreement and all such payments under the Emory Agreement shall be made promptly by Clearside in accordance with the terms of the Emory Agreement. Clearside shall not breach or otherwise be in default under the Emory Agreement in a manner that would permit Emory to terminate the Emory Agreement or otherwise diminish the scope or exclusivity of the licenses granted to Bausch Health hereunder. In the event that Clearside receives notice of an alleged breach or default by Clearside or its Affiliates under the Emory Agreement, where termination of the Emory Agreement or any diminishment of the scope or exclusivity of the licenses granted to Bausch Health hereunder is being or could be sought by Emory or result from such breach or default, then Clearside will promptly, but in no event less than [***] thereafter, provide written notice thereof to Bausch Health and grant Bausch Health the right (but not the obligation) to cure such alleged breach or default.

10.5Non-Solicit. Without the prior written consent of the other Party, each of Clearside and Bausch Health agrees that, [***], neither it nor any of its Affiliates will directly or indirectly solicit for purposes of hiring any person employed by the other Party or any of their Affiliates or who was employed by the other Party or any of their Affiliates within the then prior [***], or in any manner seek to induce any such person to leave his or her employment; provided, however,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

that this restriction shall not apply to: (a) conducting any general solicitation not specifically targeted at any such employee; or (b) hiring any employee who responds to such general advertising or who approaches such Party or its Affiliates without any solicitation or inducement to leave the employ of such other Party or its Affiliates.

Article 11
INDEMNIFICATION

11.1By Bausch Health. Bausch Health shall indemnify and hold harmless Clearside, its Affiliates, the Indemnitees (as defined in the Emory Agreement), and their directors, officers, employees and agents (individually and collectively, the “Clearside Indemnitees”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) first arising after the Effective Date to the extent arising from (a) the Development, Manufacture or Commercialization of Products by Bausch Health or any of its Affiliates or Sublicensees, including product liability claims to the extent arising from the Development, Manufacture or Commercialization of Products by Bausch Health or any of its Affiliates or Sublicensees, (b) the negligence or willful misconduct of Bausch Health or any of its Affiliates or Sublicensees, or (c) Bausch Health’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, in each case of clauses (a) through (c), except to the extent such Losses arise out of a claim for which Clearside has an obligation to indemnify under Section 11.2.

11.2By Clearside. Clearside shall indemnify and hold harmless Bausch Health, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Bausch Health Indemnitees”) from and against all Losses to the extent arising from (a) the negligence or willful misconduct of Clearside or any of its Affiliates or sublicensees, (b) Clearside’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, or (c) the Development, Manufacture, or Commercialization of Products by or on behalf of Clearside or any of its Affiliates or sublicensees under this Agreement or outside the Territory or Field or prior to the Effective Date, including product liability claims to the extent arising from such Development, Manufacture, or Commercialization of Products by or on behalf of Clearside or any of its Affiliates or sublicensees, in each case of clauses (a) through (c), except to the extent such Losses arise out of a claim for which Bausch Health has an obligation to indemnify under Section 11.1.

11.3Procedure.

(a)Defined Terms. Either of the Bausch Health Indemnitees or the Clearside Indemnitees is an “Indemnitee” for the purpose of this Article 11, and the Party that is obligated to indemnify the Indemnitee under Section 11.1 or Section 11.2 shall be the “Indemnifying Party.”

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)Defense. If any such claims or actions are made, the Indemnifying Party shall defend the Indemnitee at the Indemnifying Party’s sole expense using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party has the sole right to control the defense of any such claim or action, subject to the terms of this Article 11.

(c)Settlement. The Indemnifying Party may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.

(d)Notice. The Indemnitee shall notify the Indemnifying Party in writing promptly, and in any event within [***], of any claim, demand, action or other proceeding under Sections 11.1 or 11.2, provided, that the failure to provide timely notice of a claim, demand, action or other proceeding shall not limit an Indemnitee’s right for indemnification hereunder except to the extent such failure results in actual prejudice to the Indemnifying Party. The Indemnitee shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.

(e)Permission by Indemnifying Party. The Indemnitee may not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of the Indemnifying Party.

11.4Insurance. Without limiting Bausch Health’s indemnity obligations under this Article 11, Bausch Health shall maintain Third Party insurance or self-insurance, including product liability insurance, with respect to its activities hereunder in amounts customary to such insurance and sufficient to meet its obligations under this Agreement. Without limiting Clearside’s indemnity obligations under this Article 11, Clearside shall maintain Third Party insurance, including product liability insurance, with respect to its activities hereunder in amounts customary to such insurance and sufficient to meet its obligations under this Agreement.

Article 12
INTELLECTUAL PROPERTY

12.1Ownership of Inventions.

(a)General. Subject to Section 12.1(b), ownership of all Inventions is based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party owns all Inventions that are made solely by its and its Affiliates’ employees, agents, and independent contractors during the performance of activities under this Agreement (“Sole Inventions”). The Parties jointly own all Inventions that are made jointly by the employees, agents, and independent contractors of one Party and its Affiliates together with the employees, agents, and independent contractors of the other Party and its Affiliates (“Joint Inventions”). Patents claiming the Joint Inventions are “Joint Patents.” Each Party owns an undivided half

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

interest in the Joint Inventions, and each Party shall be entitled to practice, license (through multiple tiers), assign (its respective interest only) and otherwise exploit the Joint Inventions and Joint Patents without a duty of accounting or an obligation to seek consent from the other Party (subject to the licenses granted to the other Party under this Agreement).

(b)Assigned Improvements. Except pursuant to the terms of Section 4.8 above, Bausch Health shall not make any modifications, changes, improvements or inventions related to the Device without the prior written consent of Clearside. Notwithstanding the foregoing and Section 12.1(a), Clearside shall solely own all right, title and interest to all Sole Inventions or Joint Inventions that primarily [***] (collectively, “Assigned Improvements”). Bausch Health shall promptly disclose to Clearside all Assigned Improvements, including all invention disclosure or other similar documents submitted to Bausch Health by its or its Affiliates’ employees, agents, Sublicensees or contractors relating to such Assigned Improvements, and shall also promptly respond to reasonable requests from Clearside for additional information relating to such Assigned Improvements. Bausch Health shall and hereby does assign to Clearside all right, title and interest to all Assigned Improvements. Bausch Health shall take (and cause its employees, agents, contractors and Sublicensees to take) such further actions reasonably requested by Clearside to evidence such assignment and to obtain patent and other intellectual property rights protection for such Assigned Improvements. Bausch Health shall obligate its Affiliates, Sublicensees and contractors to assign all Assigned Improvements to Bausch Health so that Bausch Health can comply with its obligations under this Section 12.1(b), and Bausch Health shall promptly obtain such assignment. The licenses grant in Section 2.1 from Clearside to Bausch Health will include a license to the Assigned Improvements and any Patents, Know-How and other intellectual property rights therein.

(c)License. During the Term, Bausch Health hereby grants to Clearside a non-exclusive, fully paid, royalty-free and sublicensable license (through multiple tiers) under the Bausch Health IP to research, Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize XIPERE Products (i) in the Retained Field in the Territory and (ii) outside the Territory.

12.2Patent Prosecution.

(a)As between the Parties, Clearside has the first right to file, prosecute and maintain all Licensed Patents and Joint Patents throughout the world. Clearside shall be responsible for the cost and expenses of filing, prosecuting and maintaining the Licensed Patents and the Joint Patents that are not Product-Specific Patents inside and outside the Territory, and Bausch Health shall be responsible for and shall reimburse Clearside for [***] of the reasonable documented out-of-pocket costs and expenses of filing, prosecuting and maintaining the Product-Specific Patents in the Territory. Clearside shall keep Bausch Health reasonably informed of the status of such Licensed Patents and Joint Patents in the Territory. Clearside shall promptly provide Bausch Health with all material correspondence received from any patent authority in the Territory in connection with respect to any Licensed Patent or Joint Patent and shall promptly provide Bausch Health with drafts of all proposed material filings and correspondence to any patent authority in the Territory with respect to any such Licensed Patent or Joint Patent for Bausch

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Health’s review and comment prior to the submission of such proposed filings and correspondences.

(b)Clearside shall notify Bausch Health of any decision to cease prosecution or maintenance of any Licensed Patents that [***] (the “Product-Specific Patents”) or Joint Patents in the Territory. Clearside shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Product-Specific Patent or Joint Patent in the Territory. Clearside shall permit Bausch Health, at Bausch Health’s discretion and at Bausch Health’s sole expense, to continue prosecution and maintenance of such Product-Specific Patent or Joint Patent, as applicable, in the Territory, at Bausch Health’s cost. Clearside shall use commercially reasonable efforts to continue to prosecute and maintain (or cause the prosecution and maintenance of) any Licensed Patents in the Territory that are not Product-Specific Patents.

(c)Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 12.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(d)Clearside, in consultation with Bausch Health, may select which, if any, Licensed Patents for which a Patent Term Extension is to be sought or obtained with respect to the Products in the Territory.

12.3Patent Enforcement.

(a)Each Party shall promptly notify the other of becoming aware of any alleged or threatened infringement by a Third Party of any Licensed Patents and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents in the Territory (collectively “Product Infringement”).

(b)As between the Parties, Bausch Health has the first right to bring and control any legal action in the Field in the Territory in connection with such Product Infringement of (i) a Product-Specific Patent and (ii) with Clearside’s prior written consent, which shall not be unreasonably withheld, any other Licensed Patent, in each case (i) and (ii) which Product Infringement relates to a Third Party generic product submitted under an Abbreviated New Drug Application or under section 505(b)(2) of the FD&C Act or such other Generic Product, in each case, for which the reference listed drug (or equivalent) is a Product in the Field in the Territory, at its own expense as it reasonably determines appropriate. If Bausch Health does not bring such legal action with respect to any such Product Infringement within [***] after the notice provided pursuant to Section 12.3(a), or such shorter period as necessary to avoid loss of rights, then Clearside may bring and control such legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate.

(c)As between the Parties, Clearside has the sole right to bring and control any legal action in connection with any Product Infringement, other than as set out in Section 12.3(b), at its own expense as it reasonably determines appropriate.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)The enforcing Party shall keep the other Party reasonably informed as to any courses of action it pursues pursuant to this Section 12.3. At the request and expense of the Party bringing an action under Section 12.3(b) above, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Licensed Patents without the prior written consent of the other Party.

(e)Any recoveries resulting from enforcement action relating to a claim of Product Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith. If Clearside is the enforcing Party and the Product Infringement relates to a Third Party’s manufacture, use or sale of a Product, or a product that directly competes with a Product, in the Territory and the Field, (i) [***] of any such recoveries in excess of such costs and expenses shall be retained by Clearside and (ii) Clearside shall distribute [***] of any such recoveries in excess of such costs and expenses to Bausch Health. If Bausch Health is the enforcing Party, Bausch Health shall retain any such recoveries in excess of such costs and expenses, which are deemed Net Sales of Products and subject to royalty payment in Section 8.2 (but shall not be deemed to be Net Sales for the purposes of any milestone payments in Section 8.1).

(f)Clearside has the exclusive right to bring and control any legal action to enforce the Licensed Patents against any infringement that is not a Product Infringement or is outside the Territory, in each case at its own expense and as it reasonably determines appropriate, and may retain all recoveries.

12.4Defense.

(a)Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Development or Commercialization of any Product or any embodiment of any technology or intellectual property licensed by a Party under this Agreement infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event after more than [***] following receipt of such allegations. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.

(b)In such event, the Parties shall agree how best to mitigate or control the defense of any such legal proceeding, agree whether to enter into a joint defense agreement to, among other reasons, preserve the confidentiality of communications or cooperation between the Parties in relation to such defense, and determine which Party is best suited to assume the primary responsibility for the conduct of the defense of any such claim at their expense. The other Party may participate and be separately represented in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. If a Party or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement of a Third Party’s Patents or other intellectual property right

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

as a result of such Party’s Development or Commercialization of Products, then that Party shall conduct the defense and the other Party shall be allowed to join in such action, at its own expense.

(c)The Parties shall keep each other informed of the status of and of their respective activities regarding any infringement litigation initiated by a Third Party concerning a Party’s Development or Commercialization of Products or settlement thereof; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 12.4 may be undertaken by a Party without the consent of the other Party which consent shall not be unreasonably withheld or delayed.

Article 13
TERM AND TERMINATION

13.1Term. This Agreement is effective as of the Effective Date, and will continue in effect until the expiration of all Royalty Terms for all Products and countries in the Territory, unless earlier terminated in accordance with Section 13.2 (the “Term”). Upon the expiration of the Term, all rights and licenses granted by Clearside to Bausch Health pursuant to Section 2.1 shall survive and shall become fully paid-up, perpetual, and irrevocable.

13.2Termination.

(a)Termination for Failure to Receive Approval. Bausch Health may terminate this Agreement immediately upon written notice to Clearside if the FDA has not approved the XIPERE NDA by February 28, 2021; provided that, such termination right shall expire on the earlier of (i) [***] or (ii) [***].

(b)Termination by Bausch Health for Convenience. Bausch Health may terminate this Agreement in its entirety upon one hundred eighty (180) days’ prior written notice; provided, that Bausch Health may not exercise such right to terminate until [***].

(c)Termination for Material Breach. This Agreement may be terminated upon written notice by either Party if the other Party materially breaches this Agreement and such breach has not been cured within [***] (or [***] for failure to make payment) after notice requesting cure of such breach. If the allegedly breaching Party in good faith disputes such material breach and provides written notice of that dispute to the other Party within the applicable period set forth above, the matter shall be addressed under the dispute resolution provisions in Article 14, and the termination shall not become effective unless and until it has been determined under Article 14 that the allegedly breaching Party is in material breach of this Agreement. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. Notwithstanding anything to the contrary set forth in this Section 13.2(c), if the breaching Party can reasonably establish that the material breach is limited to, and only has an impact on, one (1) country in the Territory or one (1) Product, then the non-breaching Party shall only be entitled to terminate this Agreement with respect to such country or such Product, as the case may be, and the termination of the Agreement with respect to such country or such Product, as applicable, shall not impact the breaching Party’s rights in the other country in the Territory or with respect to other Products, as applicable.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)Termination for Insolvency. Either Party may terminate this Agreement upon delivery of written notice to the other Party if (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(e)Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, this Agreement shall terminate automatically in its entirety immediately if Bausch Health, its Affiliates, or Sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any Licensed Patents in a court or other governmental agency of competent jurisdiction, including a reexamination or opposition proceeding.

(f)Termination for Required Clinical Trial. In the event that, pursuant to Section 4.1 herein, the FDA requires an additional Clinical Trial to be conducted prior to Regulatory Approval of the XIPERE NDA (other than the Additional Clearside Development Work), and either (A) Clearside initially notifies Bausch in writing that it will not conduct such Clinical Trial at its costs or (B) Clearside notifies Bausch in writing that Clearside intends to conduct such Clinical Trial at its cost and subsequently notifies Bausch in writing that Clearside will not conduct such Clinical Trial at its cost, then, in each case of (A) and (B), Bausch Health may, in its sole discretion, terminate this Agreement upon written notice to Clearside, such notice to be provided within sixty (60) days of receipt of notice from Clearside of Clearside’s determination not to conduct such Clinical Trial at its cost.

13.3Effect of Termination. Upon any termination of this Agreement (other than by Bausch Health pursuant to Section 13.2(c) or Section 13.2(d)):

(a)License. All licenses and other rights granted by Clearside to Bausch Health under the Licensed IP shall terminate, all sublicenses granted by Bausch Health shall terminate, and all other rights, licenses, and obligations of the Parties hereunder shall terminate.

(b)Regulatory Submissions; Data. Bausch Health shall, and shall cause its Affiliates and Sublicensees to, promptly assign and transfer to Clearside, at no cost to Clearside, all Regulatory Submissions and Regulatory Approvals of each Product, data from all studies conducted by or on behalf of Bausch Health, its Affiliates or Sublicensees on Products; provided that (i) Bausch Health may retain one copy for its records and (ii) the obligation to assign and transfer such  Regulatory Submissions and Regulatory Approvals for the Other Products shall be subject to any Third Party rights in such Regulatory Submissions and Regulatory Approvals.

(c)Inventory. Clearside may purchase from Bausch Health any or all of the inventory of Products held by Bausch Health or its Affiliates as of the date of termination at a price equal to the cost of goods for such inventory, provided that (i) such inventory complies with

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

specifications and (ii) the obligation to sell such  inventory of  Other Products shall be subject to any Third Party rights in such inventory. Clearside shall notify Bausch Health within [***] after the date of termination whether Clearside elects to exercise such right; provided, that, in the event Clearside exercises such right to purchase such inventory, Bausch Health shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names, and logos of Bausch Health contained therein for a period of [***] from the date of such exercise solely to permit the orderly sale of such inventory.

(d)Transition Assistance. Bausch Health shall, and shall cause its Affiliates and Sublicensees to, reasonably cooperate with Clearside to facilitate the orderly transition of the Development and Commercialization of Products to Clearside (subject to any Third Party rights with respect to the Other Products), including to facilitate the assignment, upon request of Clearside, of any agreements or arrangements with Third Party vendors (including distributors) solely to Develop, promote, distribute, sell or otherwise Commercialize Products.

(e)Licenses. Bausch Health hereby grants to Clearside, effective upon such termination, a non-exclusive, worldwide, sublicensable (through multiple tiers) license, under any Bausch Health IP, to Develop, Manufacture, have Manufactured, Commercialize and otherwise use and exploit Products. The license under this Section 13.3(e) (i) will have no payments associated with the license for XIPERE Products and (ii) will be royalty-bearing (but will have no other associated payments) for the license for Other Products.  The royalty rate for Other Products will be [***], and royalties will be calculated, paid and reported in accordance with Article 8 and related defined terms, mutatis mutandis.

(f)Sublicenses. In Clearside’s sole discretion, sublicense agreements entered into by Bausch Health or any of its Affiliates with a Sublicensee pursuant to this Agreement may survive the termination of this Agreement. Bausch Health shall, at the request of Clearside, assign any such sublicense to Clearside or one (1) or more of its Affiliates and, upon such assignment, Clearside or its Affiliate(s), as applicable, shall assume such sublicense, as applicable; provided, that, at Clearside’s request, Bausch Health shall promptly provide to Clearside copies of each such sublicense for purposes of Clearside determining whether to instruct Bausch Health to assign such sublicense to Clearside or its Affiliate(s). For clarity, any sublicense agreement entered into by Bausch Health with any of its Affiliates shall terminate upon the termination of this Agreement.

(g)In the case of a termination of a country or Product only, the terms of Sections 13.3(a) through 13.3(f) shall apply only to such terminated country or such terminated Product, mutatis mutandis.

13.4Upon termination of this Agreement by Bausch Health in accordance with Section 13.2(c) or 13.2(d):

(a)all rights and licenses granted by Bausch Health to Clearside hereunder shall terminate.

(b)Bausch Health shall be released from its Development and Commercialization obligations.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)the licenses granted to Bausch Health pursuant to Section 2.1 shall remain in effect [***].

(d)the Parties’ rights and obligations pursuant to Sections 2.2, 4.8, 5.3(a), 5.6, 5.8, 5.9, 6.2, 7.1, 7.5 and 7.6 and Article 12, and any surviving obligations under Section 13.8, shall survive.

(e)In the case of a termination of a country or Product only, the terms of Sections 13.4(a) through 13.4(d) shall apply only to such terminated country or such terminated Product, mutatis mutandis.

13.5Effect of Termination. In addition to the provisions of Section 13.3, upon any termination of this Agreement by Bausch Health pursuant to Section 13.2(a) or Section 13.2(f), within [***] of the effective date of such termination, Clearside shall refund to Bausch Health the full amount of the up-front payment paid by Bausch Health to Clearside pursuant to Section 8.1(a) (namely the amount of five million United States Dollars (US$5,000,000)), by bank wire transfer in immediately available funds to a bank account designated by written notice from Bausch Health.

13.6Return of Confidential Information. Upon expiration or termination of this Agreement, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party and, if deleted or destroyed, provide to the other Party a certificate of destruction of such records and materials; provided that a Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations.

13.7Effect of Termination of Emory Agreement. If the Emory Agreement terminates for any reason, Bausch Health shall, from the effective date of termination of the Emory Agreement, automatically become a direct licensee of Emory with respect to the rights originally sublicensed to Bausch Health by Clearside under this Agreement; provided, that Bausch Health (a) did not cause the termination of the Emory Agreement, (b) agrees to comply with all the terms of the Emory Agreement, and (c) assumes the responsibilities of Clearside under the Emory Agreement to the extent applicable to the rights originally sublicensed to Bausch Health by Clearside under this Agreement.

13.8Survival. Termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity. Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: Sections 8.4, 8.5, 8.6, 8.7, 10.3, 11.1, 11.2, 11.3, 12.1, 13.3, 13.4, 13.5, 13.6, 13.8, 15.2, 15.4, 15.5, 15.6, 15.8, 15.10, 15.12 and 15.13 and Articles 9 and 14.

Article 14
DISPUTE RESOLUTION

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

14.1General. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this Article 14.

14.2Continuance of Rights and Obligations During Pendency of Dispute Resolution. If there are any Disputes in connection with this Agreement, including Disputes related to termination of this Agreement under Article 13, all rights and obligations of the Parties shall continue until such time as any Dispute has been resolved in accordance with the provisions of this Article 14.

14.3Escalation. Any claim, Dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement shall be referred to a member of each Party’s executive management team (the “Executive Officers”) for attempted resolution. If the Executive Officers are unable to resolve such Dispute within [***] of such Dispute being referred to them, the Parties hereby agree that either Party may initiate litigation in a court of competent jurisdiction located in [***]. The Parties hereby irrevocably: (a) consent to the personal jurisdiction of and exclusive venue of the [***]; and (b) waive any jurisdictional or venue objections to such courts, including forum non conveniens. Each Party further agrees that service of any process, summons, notice, or document by U.S. registered mail or internationally recognized overnight courier service to such Party’s respective address set forth herein shall be effective service of process for any action, suit, or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 14.3.

14.4Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

14.5Injunctive Relief. Notwithstanding anything to the contrary in this Article 14, in the event of a breach of any covenant or agreement set forth in this Agreement, money damages may be inadequate and, in such case, the other Party would not have adequate remedy at law and that the non-breaching Party, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, and/or other relief in order to enforce or prevent any violations of such covenants or agreements (without posting a bond or other security), and the breaching Party will not oppose the granting of an injunction, specific performance, and other equitable relief on

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the basis that the non-breaching Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Article 15

MISCELLANEOUS

15.1Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

15.2Assignment. Neither Party may assign this Agreement to a Third Party without the other Party’s prior written consent (such consent not to be unreasonably withheld); except that either Party may make such an assignment without the other Party’s consent to (a) a successor to substantially all of the business of the Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction) and (b) an Affiliate for so long as such Affiliate remains and Affiliate. In connection with any assignment to an Affiliate, the assigning Party shall guarantee and remain fully liable for the performance of the Affiliate. This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assigns. Any assignment or transfer in violation of this Section 15.2 shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer. Notwithstanding anything in this Agreement to the contrary, following the closing of a Change of Control of Clearside, the Parties agree that Bausch Health shall not obtain rights or access to Regulatory Approvals or Regulatory Submissions (including the rights of reference), and the Licensed IP will not include, the Patents, Know-How, or Trademarks (i) controlled by the acquiror or any of such acquiror’s Affiliates at the time of closing of such Change of Control (other than Regulatory Approvals and Regulatory Submissions (including rights of reference) and the Licensed Patents, Licensed Know-How, and Licensed Marks controlled by Clearside and its Affiliates, which shall remain Licensed IP) or (ii) made by or on behalf of, or otherwise controlled or Controlled by, the acquiror or any of such acquiror’s Affiliates (excluding Clearside and its Affiliates (and their officers, employees and consultants) existing prior to the closing of such Change of Control) following the closing of such Change of Control, unless such Know-How or Patent Rights are [***].

15.3Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provisions adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

provisions with valid, legal and enforceable provisions which, insofar as practical, implement the purposes of this Agreement.

15.4Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Clearside:

Clearside Biomedical Inc.
900 North Point Parkway, Suite 200

Alpharetta, GA 30005

United States of America
Attn: General Counsel
Email:[***]

with a copy to (which shall not constitute notice):

Cooley LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
United States of America
Attn:[***]
Email:[***]

If to Bausch Health:

Bausch Health Ireland Limited
3013 Lake Drive
Citywest Business Campus
Dublin, Ireland

Attention: Vice President, General Manager
Email: [***]

with a copy to (which shall not constitute notice):

Bausch Health Companies Inc.
400 Somerset Corporate Boulevard
Bridgewater, NJ 08807
Attention: General Counsel
Email: [***]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by electronic mail on a Business Day; (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth Business Day following the date of mailing if sent by mail.

15.5LIMITATION OF LIABILITY. EXCEPT FOR FRAUD, DAMAGES AVAILABLE FOR A PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH HEREIN, AND SUBJECT TO AND WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 11.1 OR 11.2, NO PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS (EVEN IF DEEMED DIRECT DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

15.6Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [***], without reference to any rules of conflict of laws.

15.7Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

15.8Interpretation. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the sections of this Agreement. Notwithstanding anything to the contrary in this Agreement, any and all references in this Agreement to Patents, Know-How and Trademarks, Regulatory Approvals and Regulatory Submissions (including rights of reference), in each case, owned or Controlled by an “Affiliate” of Clearside following the closing of a Change of Control of Clearside, shall be subject to the terms of Section 15.2.

15.9Independent Contractors. It is expressly agreed that Clearside and Bausch Health shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Clearside nor Bausch Health has the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

15.10Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

15.11Designation of Affiliates. Each Party may discharge any obligations and exercise any rights under this Agreement through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.12Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.13Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any person shall be construed to include the person’s successors and assigns, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (g) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (h) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (i) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (j) the word “or” is disjunctive but not necessarily exclusive. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.

15.14Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may rely on the delivery of executed electronic copies of counterpart

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

execution pages of this Agreement and such electronic copies shall be legally effective to create a valid and binding agreement among the Parties.

{Signature Page Follows}

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

In Witness Whereof, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Clearside Biomedical, Inc.	Bausch Health Ireland Limited

By: /s/ George LasezkayBy: /s/ Graham Jackson

Name: George LasezkayName: Graham Jackson

Title: CEOTitle: Director

Exhibit 1.34

[***]

Exhibit 1.60

[***]

Exhibit 1.63
[***]

Exhibit 1.64

[***]

Exhibit 1.70

[***]

Exhibit 1.72

[***]

Exhibit 4.1(a)

[***]

Exhibit 5.1

[***]

Exhibit 6.1

[***]

Exhibit 10.2(i)

[***]